Filed Pursuant to Rule 433
Registration No. 333-262456 and 333-262456-01

Jefferies Group LLC and Jefferies Group Capital Finance Inc.
Market Linked Securities
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage
Buffered Downside
Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 3, 2024
Term Sheet to Preliminary Pricing Supplement dated July 29, 2022

Summary of Terms
Issuers:	Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly owned subsidiary.
Market Measure:	Nasdaq-100 Index® (the “Index”)
Pricing Date*:	August 30, 2022
Issue Date*:	September 2, 2022
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•    if the ending level is greater than the starting level:
$1,000 plus the lesser of: (i) $1,000 × index return × upside participation rate; and (ii) the maximum return;
•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:
$1,000; or
•    if the ending level is less than the threshold level:
$1,000 + [$1,000 × (index return + buffer amount)]

Stated Maturity Date*:	September 3, 2024
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	At least 31.00% of the face amount per security, to be determined on the pricing date
Threshold Level:	90% of the starting level
Buffer Amount:	10%
Upside Participation Rate:	150%
Index Return:	(ending level – starting level) / starting level
Calculation Day*:	August 26, 2024
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:
Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233JJZ2
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile***
***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.
If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.
We estimate that the value of each security on the pricing date will be approximately $962.30, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.
Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/1084580/000114036122027448
/brhc10040120_424b2.htm
*subject to change ** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.
•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Risks Associated With The Index, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Non-U.S. Companies.

The issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuers have filed with the SEC for more complete information about the issuers and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuers, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.